Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Baudax Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered	Proposed maximum offering price per unit(1)	Maximum aggregate offering price(1)(2)	Fee rate	Amount of registration fee(1)
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	15,000,000(3)	$0.43	$6,450,000	0.00011020	$710.79
	Total Offering Amounts					$6,450,000		$710.79
	Total Fees Previously Paid					$0		$0
	Total Fee Offsets							$—
	Net Fee Due							$710.79

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sales prices of Baudax Bio, Inc.’s (the “Registrant”) common stock, par value $0.01 per share, as reported on the Nasdaq Capital Market on September 1, 2023.

(2)

Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(3)	Represents shares of common stock that may be issued pursuant to that certain purchase agreement dated as of August 23, 2023 entered into by the Registrant and Alumni Capital LP.